Exhibit 26(d)(v)
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
[751 Broad Street
Newark, New Jersey 07102]

Group Insurance Contract
Contract Holder: [THE A.B.C. COMPANY]
Group Contract No.: [VG-XXXXX]
Prudential will provide or pay the benefits described in the Group Insurance Certificate(s) listed in the Schedule of Plans of the Group Contract, subject to the Group Contract's terms. This promise is based on the Contract Holder's application and payment of the required premiums.
All of the provisions of and the definitions contained in the Group Insurance Certificate(s), attached to and made a part of the Group Contract, apply to the Group Contract as if fully set forth in the Group Contract.
The Group Contract takes effect on the Contract Date, if it is duly attested under the Group Contract Schedule. It continues as long as the required premiums are paid, unless it ends as described in its General Rules.
The Group Contract is non-participating. This means that it will not share in Prudential’s profits or surplus earnings, and Prudential will pay no dividends on it. 1[But Prudential may credit the Group Contract with a premium refund as described in the Premium Refund section of the Group Contract.]
The Group Contract is delivered in and is governed by the laws of the Governing Jurisdiction.

[Margaret M. Foran                John Strangfeld]

[2][Secretary	Chief Executive Officer]
Variable Universal Life Coverage3[, Accidental Death and Dismemberment Coverage, Dependents Term Life Coverage]

115320 CONGVUL MMYYST		[COV 5001 (A)]
[1]

Group Contract Schedule
Contract Date: [January 1, 20XX]
Contract Anniversaries: [January 1 of each year, beginning in 20XX]
Premium Due Dates: [The Contract Date, and the first day of the month beginning with February, 20XX]
Governing Jurisdiction: [Sample State]
1[Associated Companies: The D.E.F. Company, The G.H.I. Company]
2[Minimum Aggregate Face Amount of Insurance under the Group Contract: $XXX,XXX
Minimum Number of Certificates In Force under the Group Contract: 25]
3[INCLUDED EMPLOYERS
Included Employers under the Group Contract are the Contract Holder and its Associated Companies, if any.
Associated Companies are employers who are the Contract Holder's subsidiaries or affiliates and are listed in the Group Contract Schedule. An Associated Company will be considered an Included Employer under the Group Contract if the Associated Company is reported to Prudential in writing for inclusion and Prudential approves such request.
An Employee of more than one Included Employer will be considered an Employee of only one of those employers for the purpose of the Group Contract. That Employee's service with all other Included Employers will be treated as service with that one.
On any date when an employer ceases to be an Included Employer, the Group Contract will be considered to end for Employees of that employer. This applies to all of those Employees except those who, on the next day, are still within the Covered Classes of a plan of benefits of the Group Contract as Employees of another Included Employer. The plans of benefits for Covered Classes are listed in the Group Contract's Schedule of Plans.
The Contract Holder must let Prudential know, in writing, when an employer listed as an Associated Company is no longer one of its subsidiaries or affiliates.]
____________________
Table of Contents 4[(as of Contract Date): The Group Contract includes these pages: Cover, Group Contract Schedule, Schedule of Premium Rates, General Rules, Modification of the Group Contract, Schedule of Plans, Additional Premiums, Voluntary Additional Premiums, Special Reserve, Combination of Experience, Separation of Experience, Application].
__________________
Attest: ____________________________

115320 CONGVUL MMYYST		[GCS 5001 (A)]
[2]

Schedule of Premium Rates 1[and Fees]
[G-XXXXX]
Classes of [Employees] to which this Schedule applies:
[All Classes]

[2][Applicable Coverage	Monthly Rate Per Employee*
All Coverages
The premium rates in effect on the Contract Date are those determined by Prudential. Those rates will be shown on the billing or renewal notice(s) sent to the Contract Holder (subject to any subsequent changes or corrections made to the premium rates as described in the Premium Rate Changes section of the Group Contract’s General Rules).]

3[*In no event will the monthly rate be higher than 400% of the applicable amount under the 2017 Commissioners Standard Ordinary Mortality Table – 100% Male Composite Ultimate - Age Last Birthday.]
4[Fees
At the Contract Holder’s request, Prudential may:

(1)	collect fees from the Contract Holder;

(2)	pay fees to the appropriate entity or entities.
In addition, Prudential may reimburse the Contract Holder for reasonable expenses incurred in the administration of this Group Contract.
Fees are payments made to the entity providing service(s) related to this Group Contract.
The Contract Holder’s monthly payment to Prudential is equal to the accrued and unpaid premium and any fees.
The premium rate and any fees may be adjusted at any time during the terms of the Group Contract, regardless of an existing rate guarantee, to reflect changes to the commissions or fees paid, if any, to:

(1)	Prudential;

(2)	the insurance producer for this Group Contract;

(3)	any other agent of the Contract Holder; or

(4)	the Contract Holder.]

115320 CONGVUL MMYYST		[SPR 5001 (A)]
[3]

5[PERFORMANCE LEVELS
Prudential and the Contract Holder shall, from time to time, establish the performance service levels for each of the services to be measured, which may include, without limitation, standards for plan administration, customer service, phone service and abandonment rates, and timeliness of enrollment, underwriting and claim transactions. Prudential and the Contract Holder shall mutually agree upon a process for determining whether such performance levels have been met and the amount of any such credit that shall be made as a result of failure to meet such performance levels. Unless Prudential and the Contract Holder mutually agree to another process or timeline, a review of Prudential’s performance will be done at the end of each calendar year and any applicable credit will be made on a date determined by Prudential. The review will be based on Prudential’s performance for all of their group contract holders collectively, unless otherwise mutually agreed to by Prudential and the Contract Holder,
Any amounts so credited shall be made by means of an adjustment to retention, or, at the option of the Contract Holder, shall be paid directly by check to the Contract Holder or to a trustee or other party at the Contract Holder’s direction.
The performance service levels will end when the Coverages under the Group Contract for which these performance service levels apply ends and the Group Contract is deemed to continue only with respect to those persons insured under any continuation provision, as described in the Continuation of the Group Contract section of the Group Contract’s General Rules.
To the extent any portion of the amounts credited or paid to the Contract Holder is required by law (including the Employee Retirement Income Security Act of 1974, as amended) to be used or applied solely for the benefit of Employees covered under this Group Contract, the Contract Holder agrees to use or apply such portion solely for the benefit of such Employees and to otherwise comply with any of its obligations under ERISA or other applicable law. Any credited amounts due and unpaid at the termination of the Group Contract shall be transferred to the Contract Holder or to a trustee or other party at the Contract Holder’s direction for use in connection with the Contract Holder’s health and welfare programs. Upon transfer, Prudential shall have no responsibility for the use and/or allocation of any such funds, nor shall Prudential have any continuing obligations under this provision relating to performance levels. This provision does not create any third party beneficiary rights in any insured or other person.]

115320 CONGVUL MMYYST		[SPR 5001 (A)]
[4]

General Rules

A.	PAYMENT OF PREMIUMS - GRACE PERIOD.
1[Premiums are to be paid by the Contract Holder to Prudential. Each may be paid at a Prudential office or to one of its authorized agents. One is due on each Premium Due Date stated in the Group Contract Schedule. The Contract Holder may pay each premium, other than the first, within <31-120> days of the Premium Due Date without being charged interest. Those days are known as the grace period. The Contract Holder is liable to pay premiums to Prudential for the time the Group Contract is in force.]

B.	PREMIUM AMOUNTS.
The premium due on each Premium Due Date is the sum of the premium charges for the insurance under the Variable Universal Life Coverage 2[and any of the additional provisions that may be a part of the Variable Universal Life Coverage]. Those charges are determined from the premium rates then in effect and the [Employees] then insured.
Premiums may be determined in another way. But it must produce about the same amounts and be agreed to by the [Contract Holder] and Prudential.

C.	CHANGE IN PREMIUM RATE, CHARGES AND INVESTMENT OPTIONS.
The premium rates, which include the Cost of Insurance for the Variable Universal Life Coverage 2[and any of the additional provisions that may be a part of the Variable Universal Life Coverage] in effect on the Contract Date are shown in the Group Contract. The mortality and expense risk charges and the Schedule of Charges and Expenses in effect on the Contract Date, and the investment options available to Employees, are shown in the Certificate applicable to the Covered Classes. Prudential has the right to make the following changes:

(1)
Prudential may change the premium rates, which include the Cost of Insurance for the Variable Universal Life Coverage [2][and any of the additional provisions that may be a part of the Variable Universal Life Coverage], the mortality and expense risk charges and the Schedule of Charges and Expenses, [3][(a), (b) or (c) applies:

(a)	As of any Premium Due Date; and

(b)	As of any date there is a change in the commissions and any fees payable to any of the following:

(i)	Prudential;

(ii)	the insurance producer of the Group Contract;

(iii)	any other agent of the Contract Holder; or

(iv)	the Contract Holder; and

(c)	As of any date the extent or nature of the risk assumed is changed for any reason, including the reasons shown below:

115320 CONGVUL MMYYST		[GR 5001 (A)]
[5]

(i)	A change occurs in the plan design.

(ii)	A division, subsidiary or associated entity is added or deleted.

(iii)	The number of insured persons changes by 10% or more.

(iv)	A new law or a change in any existing law is enacted which applies to this plan.

(v)	A change occurs in the Covered Classes or the membership rules.

(vi)
Upon the determination, by Prudential, that the number of Certificates in force at the beginning of a month varies (positively or negatively) from the number of Certificates in force as of the beginning of the previous month by more than <1% - 100%>.

(vii)
Upon the determination, by Prudential, that the aggregate Face Amount of Insurance in force at the beginning of a month varies (positively or negatively) from the aggregate face amount of insurance in force as of the beginning of the previous month by more than <1% - 100%>].

But, unless the Schedule of Premium Rates or an amendment states otherwise, (1)(a) above will not be used to change premium rates within [<12 – 84> months] of the Contract Date.
Prudential will tell the Contract Holder in writing at least [<30 – 270> days] before a change in the premium rates is made.

(2)
Prudential may change any of the limits that apply to charges. These changes may apply to contributions to investment options made both before and after the change takes effect. The changes must be at least [<90 – 180> days] apart. Before Prudential makes any of these changes, it will give [the Contract Holder] at least [<90 – 270> days] advance notice.

The variable investment options to which [an Employee] may make contribution allocations is limited to the variable investment options chosen by [the Contract Holder]. The variable investment options which may be chosen by [the Contract Holder] include only those made available to [the Contract Holder] by Prudential. 4[A Contract Holder may choose no more than 20 variable investment options and, once chosen, may not make any substitutions. Selection of and changes to a Contract Holder’s variable investment options may only be made in a manner and at times acceptable to Prudential.]

[5][D.	PREMIUM REFUNDS.
Prudential will determine the premium refund, if any, allocable to the Group Contract as of each Contract Anniversary, if the Group Contract stays in force by the payment of all premiums to that date. The premium refund will be credited to the Group Contract as of that date.
Each premium refund will be paid to the Contract Holder in cash unless the Contract Holder asks that it be applied toward the premium then due.
Prudential's sole liability as to any premium refund is as set forth above.
Non-profit Clause: This applies if the aggregate premium refunds under the Group Contract and any other group contract(s) of the Contract Holder exceed the aggregate payments toward their cost made from the Employer's own funds. The Contract Holder will see that an amount equal to the excess is applied for the benefit of insured persons.]

115320 CONGVUL MMYYST		[GR 5001 (A)]
[6]

[E.]	END OF THE GROUP CONTRACT.
During or at End of Grace Period - Failure to Pay Premiums: If any premium is not paid by the end of its grace period, this Group Contract will end when the grace period ends. But, the [Contract Holder] may write to Prudential, at least [<31 – 120> days] in advance, to ask that the Group Contract be ended at the end of a period of time for which premiums have been paid or at any time during the grace period. Then this Group Contract will end on the date requested.
6[On a Premium Due Date - Failure to Maintain Insuring Conditions: On any Premium Due Date, Prudential may end the part of the Group Contract for which the Contract Holder or its delegated administrator has not maintained or provided records requested by Prudential.
On any Premium Due Date, Prudential may also end the Group Contract if: (1) the number of Certificates in force under the Group Contract falls below the minimum set forth in the Group Contract Schedule; or (2) the aggregate face amount of insurance under the Group Contract falls below the minimum set forth in the Group Contract Schedule. To do so, Prudential must give the Contract Holder notice at least <31 – 120> days in advance.]
4[On a Contract Anniversary: Prudential may end the Group Contract on any Contract Anniversary. But notice of its intent to do so must be given to the Contract Holder and to each Included Employer at least <31-120> days in advance.]

[7][F.	CONTINUATION OF THE GROUP CONTRACT.
This applies when an Employee or the Employee’s Spouse or Domestic Partner elects to continue insurance under the Coverage when certain events occur, as described in the Group Insurance Certificate. If, on the date the Group Contract would otherwise end as described in Section E, there is at least one person insured under any continuation provision of the Group Contract, the Group Contract will be deemed to continue in effect, but only with respect to those persons and their continued Coverage(s).]

[8][G.	AGE OR CLASS OF RISK ADJUSTMENT.
If an age or class of risk is used to determine the premium charge for an Employee’s insurance and the age or class of risk is found to be in error, the premium charge for that insurance will then be adjusted to reflect the correct age or class of risk. If this adjustment results in a change in the amount of premium, any difference between the premium paid and the premium required on the basis of the correct age or class of risk will be paid as follows:

(1)
If the adjustment results in an increased premium, the difference will be paid by the Contract Holder, or the third party administrator to whom the Contract Holder has delegated this task, when notified by Prudential.

(2)	If the adjustment results in a decreased premium, the difference will be refunded by Prudential.
If the change in age or class of risk affects the amount of the Employee’s insurance under any Coverage, such amount will be changed on the basis of the correct age or class of risk. Any premium adjustment will take this into account.]

[H.]	[EMPLOYEE'S] CERTIFICATE.
Prudential will give [the Contract Holder] individual certificate(s) and any modifications to the individual certificate(s) to be given to each Covered Person. The certificate will describe the extent of the [Employee] Insurance 9[and Dependents Insurance] under this Group Contract. It will include (1)

115320 CONGVUL MMYYST		[GR 5001 (A)]
[7]

to whom Prudential pays benefits, (2) any protection and rights when insurance ends, and (3) claim rights and requirements.

[I.]	RECORDS - INFORMATION TO BE FURNISHED.
Either the [Contract Holder] 4[, or the third-party administrator to whom the Contract Holder as delegated the task,] or Prudential, as they agree, will keep a record of the Covered Persons under the insurance. It will contain the key facts about their insurance.
At the times set by Prudential, the [Contract Holder] 4[or its delegated administrator] will send the data required by Prudential to perform its duties under the Group Contract, and to determine the premium rates4[ and charges due]. All records of the [Contract Holder] [and of the Employer] 4[or of its administrator] which bear on the insurance must be open to Prudential for its inspection at any reasonable time.
Prudential will not have to perform any duty that depends on such data before it is received in a form that satisfies Prudential. The [Contract Holder] 4[or its delegated administrator] may correct wrong data given to Prudential, if Prudential has not been harmed by acting on it. A person's insurance will not be made invalid by failure of the [Contract Holder] [or the Employer] 4[or its delegated administrator], due to clerical error, to record or report the person for that insurance.

[J.]	THE CONTRACT - INCONTESTABILITY OF THE CONTRACT.
The entire Group Contract consists of: (1) the forms shown in the Table of Contents as of the Contract Date; (2) the Group Insurance Certificate(s) listed in the Schedule of Plans, a copy of which is attached to the Group Contract; (3) all modifications and endorsements to such Group Insurance Certificates which are attached to and made a part of the Group Contract by amendment to the Group Contract; (4) the [Contract Holder's] application, a copy of which is attached to the Group Contract; (5) any amendments or endorsements to the Group Contract; and (6) the individual applications, if any, of the persons insured.
No statement of the Contract Holder will be used in any contest of the insurance under the Group Contract.
There will be no contest of the validity of the Group Contract, except for not paying premiums, after it has been in force for one year.

[K.]	MODIFICATION OF THE GROUP CONTRACT.
The Group Contract may be amended, at any time, without the consent of the insured [Employees] or of anyone else with a beneficial interest in it. This can be done through a written request made by the [Contract Holder] and agreed to by Prudential. But an amendment will not affect a claim incurred before the date of change.
Only an officer of Prudential has authority: to waive any conditions or restrictions of the Group Contract; or to extend the time in which charges may be paid; or to make or change a contract; or to bind Prudential by a promise or representation; or by information given or received. A Prudential agent is not an officer.
No change in this Group Contract is valid unless shown in:

(1)	an endorsement on it signed by an officer of Prudential; or

(2)	an amendment to it signed by the [Contract Holder] and by an officer of Prudential.

115320 CONGVUL MMYYST		[GR 5001 (A)]
[8]

4[But, a change in the Group Contract may be made in an amendment to it that is signed only by an officer of Prudential if:

(a)
The amendment reflects a change in the Group Contract that has been automatically made to satisfy the requirements of any state or federal law or regulation that applies to the Group Contract, as provided in the Conformity With Law section. This change is known as a Statutory Amendment.

(b)
The amendment reflects a change in Prudential’s administration of its group insurance benefits and is intended to apply to all group insurance contracts which are affected by the change. This change is known as a Portfolio Amendment. Prudential will give the Contract Holder written notice of its intent to make a Portfolio Amendment in the Group Contract at least 31 days in advance of the effective date of the Amendment. When the Group Contract is so amended, payment by the Contract Holder of the next premium due under the Group Contract will constitute acceptance of the Portfolio Amendment, unless the Contract Holder has rejected the Amendment, in writing, prior to its effective date.]

[10][L.	OTHER GOODS AND SERVICES.
From time to time, Prudential may offer or provide Covered Persons or their Beneficiaries certain goods and services in addition to the insurance coverage. Prudential also may arrange for third party vendors to provide goods and services at a discount (including without limitation financial counseling services, will preparation services, employee assistance programs, identity theft services, bereavement counseling services, family care services, funeral concierge services, and travel assistance related services) to Covered Persons or their Beneficiaries. Though Prudential may make the arrangements, the third party vendors are solely liable for providing the goods and services. Prudential shall not be responsible for providing or failing to provide the goods and services to Covered Persons or their Beneficiaries. Further, Prudential shall not be liable to Covered Persons or their Beneficiaries for the negligent provision of the goods and services by third party vendors.]

[4][M.	RELATIONSHIP AMONG PARTIES AFFECTED BY THE GROUP CONTRACT.
The Contract Holder, its agents, representatives or employees, or any Covered Person under the Group Contract is not the agent or representative of Prudential. Prudential will not be liable for any acts or omissions of the Contract Holder, its agents, representatives or employees or of any Covered Person under the Group Contract. Further, the Contract Holder, its agents, representatives or employees, or any Covered Person under the Group Contract will not be liable for any acts or omissions of Prudential, its agents or employees.]

[4][N.	CONFORMITY WITH LAW.
To receive tax treatment accorded to life insurance under federal law, the Insurance must meet the definition of life insurance as provided in the Internal Revenue Code or successor law. To make sure the Insurance qualifies, Prudential reserves the right: (a) to refuse contributions which would cause the Group Contract to fail to definition of life insurance; and (b) to make changes in the Group Contract or to make distributions from the Certificate Funds to Employees to the extent needed to continue to qualify as life insurance.
If any provision of the Group Contract does not conform to the requirements of any state or federal law or regulation that applies to it, then that provision of the Group Contract is automatically changed to conform with Prudential’s interpretation of the requirements of that law or regulation.]
____________________

115320 CONGVUL MMYYST		[GR 5001 (A)]
[9]

Modifications of the Group Contract of a Contract Holder Who is a Medicare Provider
The purpose of these Modifications is to allow access, under certain conditions, to: the Group Contract; and books, documents, and records that relate to the Group Contract.
The Group Contract is modified to add the following provisions.
As used in these provisions:
“Secretary" means the Secretary of the United States Department of Health and Human Services.
“Comptroller General" means the Comptroller General of the United States.
“Section 1861 (v) (1) (I)" means that section of the United States Social Security Act.

1.
If Prudential receives a written request from the Secretary or the Comptroller General, Prudential will make the items below available to: (a) the one of them who makes the request; or (b) a person authorized by the one of them who makes the request.

The items referred to above are:

(i)	the Group Contract;

(ii)	those books, documents, and records that are needed to confirm the nature and extent of costs under the Group Contract.
Prudential will have to make such items available only if all of these conditions are met:

(a)	the request is made before the end of four years after the date Prudential furnishes a service under the Group Contract; and

(b)	access to such items is needed because of the Contract Holder's need to comply with Section 1861 (v) (1) (I); and

(c)	during the 12 months before the time for which information is sought, the value of payments made by the Contract Holder under the Group Contract was more than $10,000; and

(d)	making such items available does not violate any federal or state law.

2.	The following applies if:

(i)	Prudential carries out any of its duties under the Group Contract through a subcontract with a related organization (as defined in 42 C.F.R. 405.427 (b)); and

(ii)	that subcontract has a value or cost of $10,000 or more over a period of 12 months.
In that case, the subcontract will contain a provision to the following effect:

115320 CONGVUL MMYYST		[MOD 5001 (A)]
[10]

If the related organization receives a written request from the Secretary or the Comptroller General, the related organization will make the items below available to: (a) the one of them who makes the request; or (b) a person authorized by the one of them who makes the request.
The items referred to above are:

(i)	the subcontract;

(ii)	those books, documents, and records of the related organization that are needed to verify the nature and extent of costs under the subcontract.
The related organization will have to make such items available only if the request is made before the end of four years after the date the related organization furnishes a service pursuant to the subcontract.

3.
Anything above to the contrary, these provisions will cease to have effect upon a finding by a court that the Group Contract does not meet the regulatory or statutory definition of contract, as that term is used in Section 1861 (v) (1) (I). As used in the last sentence, “court" includes a quasi-judicial body of competent jurisdiction.

____________________

115320 CONGVUL MMYYST		[MOD 5001 (A)]
[11]

Schedule of Plans
Effective: [January 1, 20XX]
Group Contract No.: [G-XXXXX]
This Schedule of Plans sets forth the Plan of Benefits that applies to each Covered Class under the Group Contract listed below as of the Effective Date. The Plan of Benefits for a Covered Class is determined by: (1) the Group Insurance Certificates that apply to the Covered Class; and (2) any modification to those Certificates, provided the modification is listed below or included in an amendment to the Group Contract. A copy of the Certificate applicable to each Covered Class, and any modification to it, are attached to the Group Contract and are made a part of it.
Covered Class:
1[All Employees included in the Covered Classes of the Group Insurance Certificate(s) listed below.
Plan of Benefits that Applies to this Covered Class:

(1)	The Coverage(s) described in the Group Insurance Certificate prepared for the Group Contract shown above:

(a)	With the Program Date of January 1, 20XX; and

(b)	Bearing the code “12345, GVUL, All Hourly Employees, Ed. 07-20XX, 1”.

(2)	The Coverage(s) described in the Group Insurance Certificate prepared for the Group Contract shown above:

(a)	With the Program Date of January 1, 20XX; and

(b)	Bearing the code “12345, GVUL, All Salaried Employees, Ed. 07-20XX, 2”.]
____________________

115320 CONGVUL MMYYST		[SCH 5001 (A)]
[12]

Additional Premiums
1[for insurance under these Coverages of the Group Contract: Variable Universal Life Coverage and any of the additional provisions that may be a part of the Variable Universal Life Coverage (called the Affected Insurance below).]

A.	DEFINITIONS.
Contract Year means 2[a period of time:

(1)	starting with the Contract Date and ending with the day before the first Contract Anniversary; or

(2)	starting with a Contract Anniversary and ending with the day before the next Contract Anniversary.]
Additional Premiums means premiums for the Affected Insurance under the Group Contract required by Section B.
Regular Premiums means premiums for the Affected Insurance under the Group Contract other than any Additional Premiums.

B.	ADDITIONAL PREMIUMS.
An Additional Premium is due for the Affected Insurance under the Group Contract: (1) on the last day of each Contract Year after these provisions become effective3[; and (2) on the date the Group Contract ends (if other than the end of a Contract Year)]. 3[An Additional Premium will no longer be due for the Affected Insurance under the Group Contract if the Affected Insurance for active Employees end and the Group Contract is deemed to continue only with respect to those persons insured under any continuation provision, as described in the Continuation of the Group Contract section of the Group Contract’s General Rules.]
The Additional Premium for each Contract Year is equal to [XX%] of the Regular Premiums for that Contract Year.
If an Additional Premium is due for a period of less than a Contract Year3[, because these provisions did not become effective on a Contract Anniversary, or] because the Group Contract ends on other than the last day of a Contract Year, that shorter period of time will be used to determine the Additional Premium.

C.	CHANGES IN THE PERCENT USED TO COMPUTE ADDITIONAL PREMIUMS.
Prudential may change the percent used to compute the Additional Premium: (1) on each Contract Anniversary; and (2) at any other time the premium rates under the Group Contract may be changed. Prudential will inform the [Contract Holder] of any change in the percent.
Percents used to compute the Additional Premium will be applied to the Regular Premium for the part of the Contract Year they were in effect.
____________________

115320 CONGVUL MMYYST		[APC 5001 (A)]
[13]

Voluntary Additional Premiums
1[for insurance under these Coverages of the Group Contract: Variable Universal Life Coverage and any of the additional provisions that may be a part of the Variable Universal Life Coverage (called the Affected Insurance below).]

A.	DEFINITIONS.
Contract Year means a 2[period of time:

(1)	starting with the Contract Date and ending with the day before the first Contract Anniversary; or

(2)	starting with a Contract Anniversary and ending with the day before the next Contract Anniversary.]
Additional Premiums means premiums for the Affected Insurance under the Group Contract required by Section B.
Regular Premiums means premiums for the Affected Insurance under the Group Contract other than any Additional Premiums.

B.	ADDITIONAL PREMIUMS.
Prudential may accept an Additional Premium for the Affected Insurance under the Group Contract. The Additional Premium for each Contract Year may be an amount less than or equal to the accumulated deficit, if any, as determined by Prudential in accordance with its rules for 3[determining premium refunds] as being attributable to the Affected Insurance under the Group Contract.

____________________

115320 CONGVUL MMYYST		[VAP 5001 (A)]
[14]

Special Reserve

A.	ESTABLISHING A SPECIAL RESERVE.
Prudential will set up a Special Reserve to be applied by it from time to time toward stabilizing the financial experience under the Group Contract of the Coverages named below. The amount in the Special Reserve will be drawn from premiums paid for them under the Group Contract. Prudential will fix the amount to be maintained in the Special Reserve. Prudential may change this amount on any date or dates.
Coverages:    Variable Universal Life Coverage 1[and any of the additional provisions that may be a part of the Variable Universal Life Coverage.]
2[Additional monies may no longer be added to the Special Reserve for the Coverages named above if the Coverages for active Employees end and the Group Contract is deemed to continue only with respect to those persons insured under any continuation provision, as described in the Continuation of the Group Contract section of the Group Contract’s General Rules.]

B.	CREDITING INTEREST TO THE SPECIAL RESERVE.
Prudential will credit the Special Reserve with interest at a rate determined by Prudential. The rate of interest at the start of the Special Reserve is equal to3[:

(1)
the rate reported by the Federal Reserve as of the date of the initial deposit into the Special Reserve of a U.S. Treasury bond of a maturity equal to the time period from the date of deposit to the following Contract Anniversary; plus

(2)	25 basis points.]
Interest will be credited as of:

(1)	each Contract Anniversary after the start of the Special Reserve; and

(2)	any other date the Group Contract ends.
4[A blend of U.S. Treasury bonds of various maturities may be used, so that the weighted average maturity of the bonds in the blend equates to the time period from date of deposit to the following Contract Anniversary.]
Prudential has the right to change the rate of interest as of any Contract Anniversary. When Prudential changes the rate of interest, the rate of interest applicable to the balance in the Special Reserve as of that Contract Anniversary will be equal to3[:

(1)	the average of the one-year Constant Maturity Treasury Rate reported by the Federal Reserve during the three month period just before the Contract Anniversary; plus

(2)	25 basis points.]
Prudential has the right to set a rate of interest for any deposit received after the initial deposit. The rate of interest will apply until the Contract Anniversary following the date of deposit, and the rate of interest on the deposit will be equal to3[:

115320 CONGVUL MMYYST		[RES 5001 (A)]
[15]

1)	The rate reported by the Federal Reserve, as of the date of deposit, of a U.S. Treasury bond of a maturity equal to the time period from the date of deposit to the following Contract Anniversary; plus

(2)	25 basis points.]
4[A blend of U.S. Treasury bonds of various maturities may be used, so that the weighted average maturity of the bonds in the blend equates to the time period from date of deposit to the following Contract Anniversary.]
Prudential reserves the right to use some other similar measure if 3[the Federal Reserve stops reporting the one-year Constant Maturity Treasury Rate].

C.	RETURN OF THE SPECIAL RESERVE.
Prudential will pay to the Contract Holder, as a return of premium, any part of the Special Reserve[:

(1)]	it finds to be in excess of the amount required[2][; or

(2)	requested in advance in writing by the Contract Holder].
When the Group Contract ends, Prudential will make a final application of the Special Reserve. The balance of the Special Reserve, if any, will then be paid to the Contract Holder as a return of premium.
Any balance, or part, of the Special Reserve that is paid to the Contract Holder is to be used for the sole benefit of [Employees - active, retired, or both].
____________________

115320 CONGVUL MMYYST		[RES 5001 (A)]
[16]

Combination of Experience
Group [Contract G-XXXXX and Group Contract G-XXX
    (called "Group Contracts" below)]
The Group Contracts will be treated as one, [GT-XXX], for this purpose: to determine the premium refund, if any, allocable to the Group Contracts.
1[Under that one, the financial experience of the coverage of this group will be considered separately from that of all others:
All Employees who are in job classes covered by a collective bargaining agreement between the Contract Holder and the XYZ Union.]
____________________

115320 CONGVUL MMYYST		[CMB 5001 (A)]
[17]

Separate Experience
This applies when Prudential determines the premium refund, if any, allocable to the Group Contract. In doing that, Prudential will treat separately the financial experience of 1[the coverage of each group below:

(1)	Employees of the Contract Holder;

(2)	Employees of the DEF Company, a subsidiary of the Contract Holder].
____________________

115320 CONGVUL MMYYST		[SEP 5001 (A)]
[18]

[U#XXXXX-XXXXXXXX]
Application to
The Prudential Insurance Company of America (Prudential)
For Group Contract [No. G-XXXXX]
Applicant:    [The ABC Company]
Address:    [100 Main St., Main City, State]

The Group Contract is approved and its terms are accepted.
This Application is made in duplicate. One is attached to the Group Contract. The other is to be returned to Prudential.
It is agreed that this Application replaces any prior Application for the Group Contract.

[The ABC Company]_________
(Full or Corporate Name of Applicant)

Dated at___[Main City, State]___________	By_______[John Doe, President]________
(Signature and Title)

On___[January 1, 20XX]_______________	Witness______[Richard Roe]____________
(To be signed by Resident
Agent where required by law)

1[This Copy is to be Returned to Prudential]

115320 CONGVUL MMYYST		[APP 5001 (A)]
[19]

[U#XXXXX-XXXXXXXX]
Application to
The Prudential Insurance Company of America (Prudential)
For Group Contract [No. G-XXXXX]
Applicant:    [The ABC Company]
Address:    [100 Main St., Main City, State]

The Group Contract is approved and its terms are accepted.
This Application is made in duplicate. One is attached to the Group Contract. The other is to be returned to Prudential.
It is agreed that1[, for certain Employees,] the Group Contract’s coverage replaces 2[all or a part of the coverage of other group contracts issued by Prudential, as follows:
(a)    All -- Group Policy No. G-YYYY
(b)    Part -- Group Contract No. G-ZZZZ]

[The ABC Company]_________
(Full or Corporate Name of Applicant)

Dated at___[Main City, State]___________	By_______[John Doe, President]________
(Signature and Title)

On___[January 1, 20XX]_______________	Witness______[Richard Roe]____________
(To be signed by Resident
Agent where required by law)

3[This Copy is to be Returned to Prudential]

115320 CONGVUL MMYYST		[APP 5002 (A)]
[20]